UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 3, 2021

Athersys, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33876	20-4864095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3201 Carnegie Avenue,	Cleveland,	Ohio	44115-2634
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (216) 431-9900
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATHX	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2021, Athersys, Inc. (the “Company”) entered into updated employment agreements (“Updated Employment Agreements”) with each of Mr. William Lehmann, the Company’s President and Chief Operating Officer (and current Interim Chief Executive Officer), Mr. Ivor Macleod, the Company’s Chief Financial Officer, and Dr. John Harrington, the Company’s Executive Vice President and Chief Scientific Officer (collectively, the “Officers”). The Updated Employment Agreements will become effective on December 31, 2021, and are expected to continue until either the Officer or the Company terminates the Officer’s employment for any reason.
The prior employment agreements with Mr. Lehmann and Dr. Harrington were first entered into more than 17 years ago, without many updates since that time. The Updated Employment Agreements are intended to modernize, by superseding and replacing, the Officers’ prior employment agreements (the “Prior Employment Agreements”). While Mr. Macleod’s Prior Employment Agreement was entered into in January 2020, he also entered into an Updated Employment Agreement so that his agreement’s terms are materially consistent with those for Mr. Lehmann and Dr. Harrington.
Under the Updated Employment Agreements, certain changes were made to modernize and update the Prior Employment Agreements to reflect current market practices. However, the Officers’ annual base salary rates and annual cash incentive compensation program (“Annual Incentive Program”) participation levels remain unchanged from currently effective 2021 levels. Those salary rates are $453,486 (Mr. Lehmann), $422,300 (Mr. Macleod), and $453,287 (Dr. Harrington), and those target Annual Incentive Program opportunities (the “Annual Incentive Opportunities”) are (as a percentage of annual base salary) 45% for Mr. Lehmann, 40% for Mr. Macleod, and 45% for Dr. Harrington, with no minimum payment guaranteed for any Officer.
The Officers will continue to be eligible to participate in the Company’s annual stock-based award program as determined annually at the discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board. The Officers will also be eligible to participate in the Company’s employee benefit plans, programs, and policies for Company executive officers, including four weeks of paid vacation per year (pro-rated for partial years of employment).
In particular, the Updated Employment Agreements provide that each Officer will be eligible to receive severance benefits (subject to execution of a general release of claims against the Company) upon certain qualifying terminations of employment, including termination of the Officer’s employment by the Company without “Cause” or by the respective Officer for “Good Reason” (as such terms are defined in the Updated Employment Agreement). In general, the severance benefits will consist of: (1) for a qualifying termination not within 12 months after a “Change in Control” of the Company (as defined in the Updated Employment Agreement), certain accrued obligations, plus 12 months of salary continuation (18 months for Dr. Harrington) and (subject to applicable enrollment) 12 months of COBRA premiums (18 months for Dr. Harrington); and (2) for a qualifying termination within 12 months after such Change in Control, certain accrued obligations, 12 months of salary continuation (18 months for Dr. Harrington), one times the Officer’s target Annual Incentive Opportunity for the year of termination (1.5 times for Dr. Harrington), a pro-rata payment under the Annual Incentive Program for the year of termination based on actual achievement, and, subject to applicable enrollment, 12 months of COBRA premiums (18 months for Dr. Harrington). The Change in Control severance benefits under the Updated Employment Agreements are “double triggered,” requiring first a Change in Control and then a qualifying termination of employment, rather than constituting “single trigger” benefits.
The Officers will be subject to customary restrictive covenants, including non-competition and non-solicitation obligations that remain in effect both during the employment term and for 12 months following termination of employment, as well as other customary restrictive covenants that remain in effect indefinitely, such as confidentiality provisions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 9, 2021

ATHERSYS, INC.

By:	/s/ Ivor Macleod
Name: Ivor Macleod Title: Chief Financial Officer